Exhibit 5
Michael L. Kaplan
Tel. 602.445.8314
Fax 602.445.8615
KaplanM@gtlaw.com
              , 2008

Roadrunner Transportation Services Holdings, Inc.
4900 S. Pennsylvania Ave.
Cudahy, Wisconsin 53110

Re: Registration Statement on Form S-1
Ladies and Gentlemen:
     As legal counsel to Roadrunner Transportation Services Holdings, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-1, Registration No. 333-152504 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”),          of shares (including shares subject to an over-allotment option) of common stock of the Company covered by the Registration Statement (the “Shares”). The facts, as we understand them, are set forth in the Registration Statement.
     With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:
     A. The Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the state of Delaware on      , 2008;
     B. The Second Amended and Restated Bylaws of the Company, as amended through the date hereof;
     C. The Registration Statement; and
     D. Resolutions of the Company’s Board of Directors relating to the approval of the filing of the Registration Statement and the transactions in connection therewith, and various actions in connection with the Company’s initial public offering.
     Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of items A through D above, it is our opinion that the Shares will be validly issued, fully paid, and nonassessable, when (a) the Registration Statement as then amended shall have been declared effective by the Commission, (b) the Underwriting Agreement described in the Registration Statement shall have been duly executed and delivered, and (c) the Shares have been duly issued, executed, authenticated, delivered, paid for, and sold by the Company and the Selling Stockholders named in the Registration Statement as described in the Registration Statement and in accordance with the provisions of the Underwriting Agreement.
     We render this opinion with respect to, and express no opinion herein concerning the application or effect of the law of any jurisdiction other than, the existing laws of the United States of

GREENBERG TRAURIG, LLP ▪ ATTORNEYS AT LAW ▪ WWW.GTLAW.COM
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America, and of the Delaware General Corporation Law, the Delaware Constitution, and reported judicial decisions relating thereto.
     We hereby expressly consent to any reference to our firm in the Registration Statement and in any registration statement filed pursuant to Rule 462(b) under the Securities Act for this same offering, inclusion of this Opinion as an exhibit to the Registration Statement and the incorporation by reference into any such additional registration statement, and to the filing of this Opinion with any other appropriate governmental agency.
Sincerely,